UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2022

OCEANEERING INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10945	95-2628227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11911 FM 529
Houston, TX	77041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 329-4500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.25 per share	OII	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2):

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 8, 2022, Oceaneering International, Inc., as borrower (the “Company”), entered into a new secured revolving credit facility with a group of commercial banks, as lenders, and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”). The Credit Agreement establishes a $215,000,000 secured revolving credit facility that matures on April 8, 2026, and it includes a $100,000,000 sublimit for the issuance of letters of credit. The Company’s obligations under the Credit Agreement are guaranteed by its subsidiaries Grayloc Products, L.L.C., Marine Production Systems, Ltd. and Oceaneering Canada Limited (collectively, the “Guarantors”). Obligations under the Credit Agreement are secured by first priority liens on certain of the Company’s assets and those of the Guarantors, including, among other things, intellectual property, inventory, accounts receivable, equipment and equity interests in subsidiaries.

The Company may borrow under the Credit Agreement at either (1) a base rate, determined as the greatest of (A) the prime rate of Wells Fargo Bank, National Association, (B) the federal funds effective rate plus 1⁄2 of 1% and (C) Adjusted Term SOFR (as defined in the Credit Agreement) for a one-month tenor plus 1%, in each case plus the applicable margin, which varies from 1.25% to 2.25% depending on the Company’s Consolidated Net Leverage Ratio (as defined in the Credit Agreement), or (2) Adjusted Term SOFR plus the applicable margin, which varies from 2.25% to 3.25% depending on the Company’s Consolidated Net Leverage Ratio. The Company will also pay a facility fee based on the amount of the underlying commitment that is being utilized, which fee varies from 0.300% to 0.375%, with the higher rate owed when the Company uses the facility less.

The Credit Agreement includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter. The maximum permitted Consolidated Net Leverage Ratio is initially 4.00 to 1.00 and decreases to 3.25 to 1.00 during the term of the facility. The minimum Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) is 3.00 to 1.00 throughout the term of the facility.

In addition, the Credit Agreement contains various covenants that limit the ability of the Company and its subsidiaries to, among other things: (i) incur or assume indebtedness, (ii) grant or assume liens; (iii) make investments and acquisitions; (iv) merge or make certain other fundamental changes; (v) sell or transfer assets; and (vi) repurchase equity, make dividends and certain other restricted payments.

The Credit Agreement contains customary events of default for a secured revolving credit facility. If an event of default relating to bankruptcy or other insolvency events occurs, all indebtedness under the Credit Agreement will immediately become due and payable. If any other event of default exists under the Credit Agreement, the lenders may terminate their commitments to lend the Company money, accelerate the maturity of the indebtedness outstanding under the Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

This description of the Credit Agreement is a summary only and is qualified in its entirety by the full and complete terms of the Credit Agreement, which is attached as Exhibit 10.1 hereto.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement, on April 8, 2022, the Company terminated its previous Credit Agreement, dated as of October 27, 2014, among the Company, as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended or otherwise modified prior to the date hereof, the “Previous Credit Agreement”). No borrowings were outstanding under the Previous Credit Agreement. The Company repaid all accrued fees and expenses in connection with the termination of the Previous Credit Agreement and all commitments under the Previous Credit Agreement were terminated. No early termination penalties were incurred in connection with the termination of the Previous Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 12, 2022, the Company issued a press release announcing its entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto. The information furnished in this Item 7.01 or the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified as being incorporated therein.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Index to Exhibits

10.1	Credit Agreement, dated as of April 8, 2022, among Oceaneering International, Inc., as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press release of Oceaneering International, Inc., dated April 12, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANEERING INTERNATIONAL, INC.

Date: April 12, 2022	By:	/S/ DAVID K. LAWRENCE
David K. Lawrence
Senior Vice President, General Counsel
and Secretary

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